The Valley Forge Fund, Inc.
                          1375 Anthony Wayne Drive
                          Wayne, PA 19087


             Management Statement Regarding Compliance With Certain
                Provisions of the Investment Company Act of 1940


We, as members of management of The Valley Forge Fund, Inc. (the "Company"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Compan-ies," of the Investment Company Act of 1940. We are also responsible for es-tablishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of July 16, 2002 and from January 2, 2002 through July 16, 2002.

Based on this evaluation, we assert that the Company was in compliane with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of July 16, 2002 and from January 2, 2002 through July 16, 2002 with respect to securities reflected in the investment account of the Company.



The Valley Forge Fund, Inc.

By


/s/ Bernard B. Klawans
Bernard B. Klawans